UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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ALERE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was first made available to stockholders beginning on May 1, 2017.

UPDATED QUESTIONS AND ANSWERS ABOUT ALERE’S SERIES B PREFERRED STOCK
On February 12, 2016, Alere Inc. (“Alere”) filed with the U.S. Securities and Exchange Commission (the “SEC”) certain questions and answers (the “Original Q&A”) intended to address some commonly asked questions regarding  how Alere’s Series B Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”), designated pursuant to the Certificate of Designations, Preferences and Rights filed with the Secretary of State of the State of Delaware on May 8, 2008 (the “Certificate of Designations”) would be affected as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 30, 2016 (the “Original Merger Agreement”), by and among Alere, Abbott Laboratories (“Abbott”) and Angel Sub, Inc., a wholly owned subsidiary of Abbott (“Merger Sub”), which became party to the Original Merger Agreement through execution of a joinder on February 2, 2016.  On April 13, 2017, Alere, Abbott and Merger Sub entered into an Amendment to Agreement and Plan of Merger (the “Amendment”), which amends the Original Merger Agreement (as so amended by the Amendment, the “Amended Merger Agreement”).  Under the terms of the Amendment, Alere, Abbott and Merger Sub have agreed, among other amendments, to reduce the merger consideration to be paid by Abbott for each share of Alere’s common stock, par value $0.001 per share (the “Common Stock”) in the merger to $51.00 in cash per share of Common Stock, without interest, from $56.00 in cash per share of Common Stock, without interest.  The following questions and answers are intended to update the Original Q&A to reflect the revised terms of the merger as set forth in the Amended Merger Agreement.  These questions and answers may not address all questions that may be important to you as a holder of the Convertible Preferred Stock. For more detailed information on the Convertible Preferred Stock and the Amended Merger Agreement, we encourage you to review both the terms of the Convertible Preferred Stock which are set forth in the Certificate of Designations and the terms of the Amended Merger Agreement, each of which has been filed by Alere with the SEC and is available free of charge at the SEC’s website at www.sec.gov. The following is qualified in its entirety by the full text of the Certificate of Designations and the Amended Merger Agreement, as such documents may be amended or modified from time to time in accordance with their respective terms.
Summary of Treatment of Convertible Preferred Stock
—	As of the closing of the merger of Merger Sub with and into Alere (the “merger”), we expect that, upon conversion, the consideration to be received by holders of Convertible Preferred Stock will be the Liquidation Preference, which is equal to $400 per share of Preferred Stock, plus accrued but unpaid dividends, if converted (1) during the anticipated notice period of at least 30 calendar days prior to the expected closing date, subject to the occurrence of the closing, (2) from the actual closing date through and including the date that is 40 calendar days thereafter and (3) during the period that is not less than 30 days nor more than 60 days after the Fundamental Change Notice Date (as defined in the Certificate of Designations).

—	For any shares of Convertible Preferred Stock as to which the option to convert is not exercised during the specified time periods, after the closing of the merger, such shares will remain outstanding and will be convertible only in limited circumstances and, absent a subsequent Fundamental Change, only into cash in an amount equal to approximately $294.29 per share of Convertible Preferred Stock (which is less than the Liquidation Preference).
The questions and answers below provide additional detail on the treatment of the Convertible Preferred Stock in the merger and under the Certificate of Designations.

Q:	What will happen to my shares of Convertible Preferred Stock under the Amended Merger Agreement?

A:
Subject to the terms and conditions of the Amended Merger Agreement, Merger Sub will be merged with and into Alere, with Alere surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Abbott.  Pursuant to the Amended Merger Agreement, each share of Convertible Preferred Stock issued and outstanding immediately prior to the closing of the merger will remain issued and outstanding immediately following the closing as one share of Series B Convertible Preferred Stock, par value $0.001 per share, of the surviving corporation. The designations, preferences, rights, privileges and powers of, and the restrictions provided for the benefit of, the Convertible Preferred Stock will not be altered as a result of the Amended Merger Agreement; however, following the closing of the merger, each share of Convertible Preferred Stock will cease to be convertible into Alere’s Common Stock and will be convertible only in limited circumstances and only into cash in an amount equal to the consideration payable to the holders of the Common Stock pursuant to the Amended Merger Agreement for each share of Common Stock that such share of Convertible Preferred Stock would convert into at the conversion rate provided pursuant to the Certificate of Designations.

Q:	Will the Convertible Preferred Stock be entitled to vote on the Amended Merger Agreement or the merger?

A:	No. In accordance with the Certificate of Designations and Delaware law, the Convertible Preferred Stock will not be entitled to vote on the Amended Merger Agreement or the merger.

Q:	What will the conversion rate be for conversions at the time of the merger?

A:
Because the merger, when and if consummated, will constitute both a Fundamental Change and a Make-Whole Fundamental Change, pursuant to Section 9 of the Certificate of Designations, the conversion rate would equal approximately 7.8431 during the time periods specified in the Certificate of Designations, assuming that the Market Value (as defined in Section 13 of the Certificate of Designations) as of the closing of the merger is equal to $51.00 per share of Common Stock, which, at $51.00 per share of Common Stock, equals the Liquidation Preference.  In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Fundamental Change, Alere may make a cash payment to converting holders of Convertible Preferred Stock equal to (with respect to each applicable share of Convertible Preferred Stock) the Liquidation Preference, plus accrued but unpaid dividends.  We encourage you to carefully review the Certificate of Designations and obtain current market prices of the Common Stock.

Q:	What if I do not exercise my right to convert in connection with the merger?

A:
Pursuant to the Amended Merger Agreement and the Certificate of Designations, with respect to any shares of Convertible Preferred Stock for which you do not exercise your conversion right, such shares of Convertible Preferred Stock will remain issued and outstanding immediately following the closing of the merger as shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the surviving corporation, and the terms of the Certificate of Designations will continue to apply to your shares.  Following the closing of the merger, each share of Convertible Preferred Stock will cease to be convertible into the Common Stock and will only be convertible in limited circumstances into cash at $51.00 per share of Common Stock and at the conversion rate described in the Certificate of Designations, which is, and is expected to be, 5.7703, which is an amount equal to approximately $294.29 per share of Convertible Preferred Stock.  We encourage you to carefully review the Certificate of Designations.

Q:	Will Alere be providing any notices or updates to the holders of Convertible Preferred Stock in connection with the merger?

A:
In accordance with the Certificate of Designations, Alere will use its best efforts to provide notice of the anticipated closing date of the merger and the anticipated applicable conversion rate to the holders of Convertible Preferred Stock at least 30 days before the anticipated closing date.  Alere will also provide the post-closing notice required by Section 9(b) of the Certificate of Designations in accordance with the terms of the Certificate of Designations.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Alere by Abbott.  In connection with the proposed acquisition, Alere intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Alere’s proxy statement in preliminary and definitive form. Stockholders of Alere are urged to read all relevant documents filed with the SEC, including Alere’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Alere at http://www.alere.com/en/home/investor-relations/sec-filings-and-financials.html or by directing a request to Juliet Cunningham, Vice President, Alere Investor Relations at 858-805-2232 or ir@alere.com.

Participants in the Solicitation

Alere and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Alere in favor of the proposed transaction. Information about Alere’s directors and executive officers is set forth in Alere’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on November 7, 2016, and its Annual Report on Form 10-K, for the fiscal year ended December 31, 2015, which was filed with the SEC on August 8, 2016. Information concerning the interests of Alere’s participants in the solicitation, which may, in some cases, be different than those of Alere’s stockholders generally, is set forth in the materials filed by Alere with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. A number of important factors could cause actual results of Alere and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the risk that the proposed merger with Abbott may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Abbott by Alere’s stockholders; (iii) the possibility that competing offers or acquisition proposals for Alere will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Alere to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Alere’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Alere’s ongoing business operations; (viii) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability; and (ix) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (as filed with the SEC on August 8, 2016) and other risk factors identified herein or from time to time in our periodic filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this communication. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.